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                     September 1, 2020

       David King
       Chief Executive Officer
       Water Now, Inc.
       5000 South Freeway, Suite 110
       Fort Worth, TX 76115

                                                        Re: Water Now, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 18,
2020
                                                            File No. 000-55825

       Dear Mr. King:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              George L. Diamond, Esq.